As filed with the Securities and Exchange Commission on November 12, 1999.
                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                                 LONGPORT, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)
                                   -----------


           Delaware                                     23-2715528
-------------------------------                      ------------------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

                                                     -----------

             791 South Chester Road, Swarthmore, Pennsylvania 19081
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                             1999 Stock Option Plan
                            (Full title of the plan)


                          James R. McGonigle, Chairman
                               791 S. Chester Road
                         Swarthmore, Pennsylvania 19081
                                 (800) 289-6863
                        ---------------------------------
                       (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.

                        --------------------------------

                        Exhibit Index Begins at Page II-6

====================================================================================================

                                 CALCULATION OF REGISTRATION FEE

====================================================================================================
Title of                 Amount to be         Proposed            Proposed          Amount of
Securities               Registered(1)         Maximum             Maximum        Registration
to be                                         Offering            Aggregate            Fee
Registered                                    Price Per           Offering
                                             Security(2)          Price(2)
----------------------------------------------------------------------------------------------------

Common Stock,          1,000,000 Shares        $2.75             $2,750,000            $812
$.001 par value
====================================================================================================

(1) This Registration Statement, pursuant to Rule 416, covers any additional shares of $.001 par value Common Stock ("shares") which become issuable under the 1999 Stock Option Plan ("Plan") set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of computing the amount of the Registration fee under Rule 457 of the Securities Act of 1933, as amended. A total of 1,000,000 shares are issuable under the Plan at an offering price per share based upon the closing price of the Common Stock on the Electronic Bulletin Board on November 11, 1999 of $2.75 per share.





                                            LONGPORT, INC.

                                               PART I

                                 Cross Reference Sheet Required by Item 501

                   Item in Form S-8                                       Caption In Prospectus
                   ----------------                                       ---------------------

1.   General Plan Information....................    Cover Page;  Selling  Stockholders;  Description  of the Plan;
                                                     Tax Consequences

2.   Registrant Information and
     Employee Plan Annual
     Information.................................    Available Information

3.   Incorporation of Documents
     by Reference................................    Incorporation by Reference

4.   Description of Securities...................    Description   of  the   Plan;   Applicable   Securities   Laws
                                                     Restrictions

5.   Interests of Named Experts
     and Counsel.................................    Legal Matters

6.   Indemnification of
     Directors and Officers......................    SEC Position Regarding Indemnification

7.   Exemption from Registration
     Claimed.....................................    Not Applicable

8.   Exhibits....................................    Not Applicable (See Part II, Item 8)

9.   Undertakings................................    Not Applicable (See Part II, Item 9)


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) Prospectus.

                               REOFFER PROSPECTUS

     The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's Stock Option Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

                               1,000,000 SHARES OF
                                  COMMON STOCK


                                 LONGPORT, INC.
                                 ---------------

                             1999 STOCK OPTION PLAN
                                 ---------------

     We are offering on behalf of certain of our employees, officers, directors and consultants up to 1,000,000 shares of our $.001 par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options under our 1999 Stock Option Plan. As of this date
600,000 options issued under the Plan are outstanding.

                                 ---------------

     This prospectus will be used by our non-affiliates as well as persons who are "affiliates" to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

     No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

                                ----------------

               The date of this Prospectus is ____________ , 1999.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Our Common Stock is traded on the Electronic Bulletin Board under the symbol "LPTI." Reports, proxy and information statements may also be inspected at the Commission's Web site at www.sec.gov

     We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

                           INCORPORATION BY REFERENCE

     Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 791 South Chester Road, Swarthmore, PA 19081 (800) 289-6863.

                                TABLE OF CONTENTS
                                -----------------



INTRODUCTION................................................................  4

SELLING STOCKHOLDERS........................................................  5

METHOD OF SALE..............................................................  6

SEC POSITION REGARDING INDEMNIFICATION....................................... 6

DESCRIPTION OF THE PLAN...................................................... 6

APPLICABLE SECURITIES LAW RESTRICTIONS....................................... 8

TAX CONSEQUENCES............................................................. 8

LEGAL MATTERS................................................................ 9

EXPERTS ..................................................................... 9

                                  INTRODUCTION

     We have been assigned the patent and intellectual property right to a soft tissue ultrasound scanner developed at the United Medical and Dental Schools of Guy's and St. Thomas's Hospitals located in London, England. The Scanner produces a high resolution image of the skin and the tissue up to two centimeters below the skin allowing clinicians to check the status of a wound, and the surrounding tissue, without having to incise the patient or put a probing device into the fragile wound bed. When used with a coupling gel, the Scanner can penetrate certain types of wound dressings and produce an image, thus avoiding risks of infection and protecting the wound surface during the scanning process. The Scanner has been approved for marketing by the Food and Drug Administration.

     Our address is 791 South Chester Road, Swarthmore, Pennsylvania 19081 and our telephone number is (800) 289-6863.

                              SELLING STOCKHOLDERS

     This Prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options ("options") granted under the 1999 Stock Option Plan ("Plan"). The names of such individuals who may be Selling Stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares offered for sale. The number of shares offered for sale may be updated in supplements to this prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended. The address of each individual is in care of us at 791 South Chester Road, Swarthmore, Pa 19081.


                                                                     Number of
Name of Selling                           Shareholdings           Shares Offered
   Stockholder                    Number(1)         Percent(1)       For Sale
   -----------                    ---------         ----------       --------

William Mullen                     200,000             1.1%          100,000

(1) Includes all stock options exercisable within 60 days from the date hereof, including stock options issued under the Plan.



                                 METHOD OF SALE

     Sales of the shares offered by this prospectus will be made on the Electronic Bulletin Board, where our common stock is listed for trading, in other markets where our common stock may be traded or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers' commissions. There is no present plan of distribution.

                     SEC POSITION REGARDING INDEMNIFICATION

     Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                             DESCRIPTION OF THE PLAN

     In November 1999 our Board of Directors approved the Plan for the benefit of our employees, officers, directors and consultants. We believe that the Plan provides an incentive to individuals to act as employees, officers, directors and consultants and to maintain a continued interest in our operations. All options were issued under Section 422A of the Internal Revenue Code and are non-qualified stock options.

     The terms of the Plan provide that we are authorized to grant options to purchase shares of common stock to our employees, officers, directors and consultants upon the majority consent of our Compensation Committee. Any employee, officer, director or consultant is eligible to receive options under the Plan. The option price must not be less than 100% of fair market value. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Compensation Committee), and the optionee must exercise options during service to us or within three months of termination of such service (12 months in the event of death on disability). The Compensation Committee may extend the termination date of an option granted under the Plan.

     A total of 1,000,000 shares of our authorized but unissued common stock have been reserved for issuance pursuant to the Plan of which 600,000 options are currently outstanding at an exercise price of $3.00 per share. In the event of a change in control of our company (as defined in the Plan), all outstanding options become immediately exercisable.

     Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

     The Plan is administered by the Compensation Committee (consisting of not less than two disinterested directors) which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options. The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares. Payment for shares must be made by optionees in cash from their own funds. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information for the prospectus. There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

     Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

     The Plan will remain in effect until December, 2009 but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under "Incorporation by Reference" above.

                     APPLICABLE SECURITIES LAW RESTRICTIONS

     If the optionee is deemed to be an "affiliate" (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

     In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

     Up to 1,000,000 shares may be issued under the Plan. We have authorized 25,000,000 shares of common stock, of which 18,120,449 shares were outstanding as of September 30, 1999. Common shares outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

     Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

                                TAX CONSEQUENCES

     Upon exercise of the option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee's basis in the underlying shares.

     The provision of Section 401(a) of the Code, relating to "qualified" pension, profit sharing and stock bonus plans, do not apply to the options or underlying shares covered hereby.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Englewood, Colorado 80111.

                                     EXPERTS

     Our financial statements incorporated by reference to our Annual Report on Form 10-KSB covering the years ended December 31, 1997 and 1998, were audited by Angell & Deering, certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

     (a) The Registrant's definitive Prospectus dated May 15, 1998, included in the Registrant's Registration Statement on Form SB-2, file no. 333-75236 under the Securities Act of 1033 (the "Act"), which includes the Registrant's audited financial statements for the year ended December 31, 1997.

     (b) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998.

     (c) The Registrant's quarterly reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     (d) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form SB-2 under the Act, file no. 333-75236, including any amendments or reports filed for the purpose of updating such description.

     (e) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.


     All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation provide that liability of directors to the Registrant for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders ; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on the Registrant=s capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of any securityholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

     Insofar as indemnification for liabilities arising under the 1993 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The following is a list of Exhibits  filed as part of the  Registration
Statement:

   4.01   1999 Stock Option Plan.

   4.02   Form of Stock Option Agreement under the 1999 Stock Option Plan.

   5.01   Opinion of Gary A. Agron

   23.01  Consent of Angell & Deering, certified public accountants


Item 9.  Undertakings

     The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in Registration Statement; (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Swarthmore, Pennsylvania, on November ___, 1999.

                                             LONGPORT, INC.


                                             By:  /s/ James R. McGonigle
                                                  ------------------------------
                                                  James R. McGonigle
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              Signature                                     Title                                  Date
              ---------                                     -----                                  ----

 /s/ James R. McGonigle                     Chairman, Chief Executive Officer,              November __, 1999
------------------------------------        Chief Financial Officer,
James R. McGonigle                          (Principal Accounting Officer)
                                            and Director


 /s/ William Mullen                         President and Director                          November __, 1999
------------------------------------
William Mullen


 /s/ Peter E. Cavanaugh                     Director                                        November __, 1999
------------------------------------
Peter E. Cavanaugh


                                  EXHIBIT INDEX


    Exhibit No.              Exhibit                                 Page No.
    -----------              -------                                 --------

     4.01       1999 Stock Option Plan

     4.02       Form of Stock Option Agreement under the
                1999 Stock Option Plan

     5.01       Opinion of Gary A. Agron

     23.01      Consent of Angell & Deering,
                certified public accountants